Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Richtech Robotics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class B Common Stock	457(c)	12,983,208	(2)	$1.475	(3)	$19,150,231.8	0.00014760	$2,826.57	(4)

Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts									$2,826.57
	Total Fees Previously Paid									0
	Total Fee Offsets									-
	Net Fee Due									$2,826.57

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the maximum aggregate number of shares of Class B common stock (“Class B Common Stock”) of Richtech Robotics Inc. (the “Company”) issuable under the standby equity purchase agreement (the “Purchase Agreement”), dated as of February 15, 2024, by and between the Company and YA II PN, Ltd. (the “Investor”), and includes: (i) up to $50 million of shares of Class B Common stock issuable under the Purchase Agreement (including the shares of Class B Common Stock issuable to the Investor upon conversion of the Notes (as defined in the Form S-1)), and (ii) 259,350 shares of Class B common stock issued to the Investor as a commitment fee pursuant to the Purchase Agreement.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market LLC on March 13, 2024 ($1.475 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.